                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-107535
              8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA1 10 7/8% Senior Subordinated Notes due 2012 CUSIP Nos. 749564 AC 4 and U76218 AB9

                               R.H. DONNELLEY INC.

                   PROSPECTUS SUPPLEMENT DATED AUGUST 29, 2003
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

     The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and/or 10 7/8% senior subordinated notes due 2012.



                                                       Senior Notes                         Senior Subordinated Notes
                                        ----------------------------------------------------------------------------------------
                                                              Principal Amount of   Principal Amount of      Principal Amount of
                                        Principal Amount of       Senior Notes      Senior Subordinated      Senior Subordinated
Name of Selling Security Holder         Senior Notes Owned          Offered             Notes Owned             Notes Offered
--------------------------------------- ----------------------------------------------------------------------------------------
ABN AMRO FUNDS - HIGH
   YIELD BOND FUND EUR/USD............              --                    --             $1,000,000               $1,000,000
Industriens Pensionskorsikring
   A/S(1) ............................      $  100,000            $  100,000              1,550,000                1,550,000
MFS Series III - MFS High Income
   Fund(1) ...........................       1,300,000             1,300,000              2,250,000                2,250,000
Morgan Stanley & Co. Incorporated(2)..              --                    --              4,000,000                4,000,000
NCIT PIMCO International Fixed
   Interest T(1) .....................          50,000                50,000                     --                       --
Nottingham Limited(1) ................              --                    --              1,000,000                1,000,000
The Prudential Insurance Company
   of America(1) .....................       4,800,000             4,800,000                     --                       --
UBS Securities LLC(1) ................              --                    --              1,985,000                1,985,000
Wachovia Securities LLC ..............              --                    --                775,000                  775,000


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(1)      The inclusion of this selling security holder in the prospectus supplement is intended to correct typographical and other inadvertent errors regarding the listing of such selling security holder's name. For such selling security holder, the information in this prospectus supplement supercedes the information included in the prospectus or a previous prospectus supplement.

(2) The selling security holder acted as an advisor to Donnelley in connection with the acquisition of Sprint Publishing & Advertising and, in 2003, provided investment banking services in connection with equity private placements, for which it received customary compensation. The selling security holder's affiliate has been, and in the future may be, a lender under our senior secured credit facility.